Exhibit 99.5

Talking Points for Corporate Leadership Team to use with Employees

3  Prominent Private Equity Firms Entered into an Agreement to Acquire Del Monte

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I am pleased to tell you that today we announced that Del Monte Foods has entered into a definitive agreement to be acquired by Kohlberg Kravis Roberts & Co. L.P. (KKR), Vestar Capital Partners and Centerview Partners for $19.00 per share.

•	This transaction is a clear endorsement of Del Monte’s strategic success and effective execution, and something that we should all be proud of.

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The hard work and dedication of our talented team, which includes each of you, has helped to transform Del Monte from a $1 billion consumer foods business into a branded pet and consumer products company with more than $3.7 billion in revenues.

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The fact that KKR, Vestar Capital and Centerview, all preeminent and experienced private equity firms, are interested in buying our Company is a testament to all that we have accomplished since we went public more than a decade ago.

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We have upgraded and expanded our portfolio, enhanced our margin structure, and built strong and growing brand equities in healthy categories. Further, we have built a powerful US-based infrastructure through Marketing, Sales, Supply Chain, Customer Service, which all support organic growth and create a platform for future acquisitions. Finally, we have leveraged the superior talent of our entire Del Monte team and have built a fact-based and results-oriented culture that will be expanded upon moving forward.

Great Opportunity for Del Monte

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KKR, Vestar and Centerview enthusiastically share our strategic vision and view Del Monte as an attractive investment opportunity with an excellent team and a strong future. I would encourage you to read the comments about Del Monte from the three private equity firms in the press release.

•	They look forward to investing in Del Monte and working with our team as we continue to execute upon our growth strategy.

•	Partnering with these three investors will enable Del Monte to continue to grow, building on the foundation we have put into place.

What This Means for Us

•	Once this transaction closes, instead of being publicly traded and owned by many public shareholders, we will be privately owned by three investment firms.

•	Becoming a private company enables us to focus on long-term value creation without the constraints of shorter-term public market milestones.

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Del Monte plans to maintain its corporate presence in both the San Francisco Bay Area and in Pittsburgh, and our corporate headquarters will remain in San Francisco. In San Francisco, the move to One Maritime will continue as planned.

•	The broad management team will continue to lead the Company going forward, and Rick Wolford and Dave Meyers will retain a key role in the transition over the next few months.

What’s Next

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Although we have now announced an agreement among Del Monte and KKR, Vestar, and Centerview, the transaction has not yet closed. Closing of the transaction remains subject to approval by Del Monte shareholders. However, before that occurs, Del Monte’s Board of Directors will first solicit alternative acquisition offers.

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Del Monte will file a preliminary proxy statement with the SEC in the coming weeks, which will contain additional details regarding the transaction. We will post the proxy statement to our internal teamsite at that time.

•	Subject to receipt of shareholder approval and other customary conditions, it is expected that the transaction will be completed by the end of March 2011.

•	In the meantime, it is critical that we operate business as usual.

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While I understand that this has the potential to be distracting, it’s extremely important that we remain focused on our business and continue to deliver the superior products and service that our customers and consumers rely upon. It is vital that we all focus on continuing to build a strong business for our future.

•	You probably have many more questions than I have answers.

•	I encourage you to visit the Del Monte Agreement teamsite on the Del Monte Now portal to view the press release and a document answering frequently asked questions.

•	Moving forward, I will do my best to communicate additional information as I am able.

•	This is a very unique situation in terms of communications. The SEC has communication ground rules that we must follow between the announcement today and the shareholder vote on the transaction.

•	[VICE PRESIDENTS – EXPLAIN GROUND RULES FROM COMMUNICATION GUIDELINES]

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This situation will likely generate significant attention from the press and investment community. As a reminder, if you receive any media or investor calls, or other outside inquiries regarding this situation, please direct them to Media Relations: 1 (415) 247-3420/Media.Relations@delmonte.com or Investor Relations: 1 (415) 247-3382/ Investor.Relations@delmonte.com.

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I am proud of all that we have achieved to build Del Monte into the extraordinarily valuable Company it is today – a company that offers the opportunity for an extremely strong future. As always, I want thank you for your continued hard work. We appreciate all that you do for Del Monte.

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Additional Information and Where to Find It

In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Del Monte Foods Company, Attn: Corporate Secretary, P.O. Box 193575, San Francisco, California 94119-3575, telephone: (415) 247-3000, or from the Company’s website, http://www.delmonte.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on August 16, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.